Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:
July 31, 2008	Pfeiffer High Investor Relations, Inc.
Geoff High
303-393-7044

DYNAMIC MATERIALS REPORTS SECOND QUARTER AND YEAR-TO-DATE

FINANCIAL RESULTS

Selected Highlights

•      Q2 net income reaches $6.2M, or $0.49 per diluted share, on revenue of $63.2M

•      Adjusted EBITDA improves 54% to $14.7M versus 2007 second quarter

•      Backlog at Explosive Metalworking segment increases to $105M

BOULDER, Colo. – July 31, 2008 – Dynamic Materials Corporation (DMC) (Nasdaq: BOOM), the world’s leading provider of explosion-welded clad metal plates, today reported financial results for its second quarter and six-month fiscal period ended June 30, 2008.

Second quarter sales increased 83% to $63.2 million from $34.5 million in the second quarter last year and included a $16.5 million contribution from the recently acquired businesses of Germany-based DYNAenergetics. Gross margin was 30% versus 35% in the comparable year-ago quarter.  The gross margin decline is largely attributable to a higher proportion of sales generated in Europe following the DYNAenergetics acquisition.  Gross margin performance at European explosion welding businesses has historically been lower than in the United States.  Additionally, DYNAenergetics’ Oilfield Services business has traditionally delivered gross margins comparable to those of its explosion-welding counterpart.

Second quarter income from operations increased 16% to $10.1 million from $8.8 million in the same quarter a year-ago.  Net income increased 10% to $6.2 million, or $0.49 per diluted share, from $5.7 million, or $0.46 per diluted share, in the comparable year-ago quarter.

Adjusted EBITDA for the second quarter increased 54% to $14.7 million from $9.6 million in the second quarter last year.  Adjusted EBITDA is a non-GAAP (generally accepted accounting principal) financial measure used by management to measure operating performance.  See additional information about adjusted EBITDA at the end of this news release.

Explosive Metalworking

Second quarter sales at the company’s Explosive Metalworking segment increased 60% to $53.0 million from $33.1 million in the second quarter last year.   The increase reflects an $8.6 million sales contribution from the explosive welding business of DYNAenergetics, as well as an $11.3 million, or 34%, increase in sales from DMC’s legacy explosion welding divisions.  Operating income increased 8% to $9.8 million from $9.0 million in last year’s second quarter.  Adjusted EBITDA increased 31% to $12.5 million from $9.5 million in the comparable year-ago quarter.

Order backlog at the end of the second quarter was $105 million, up from $102 million reported at the end of this year’s first quarter and $85 million recorded at the end of last year’s second quarter.

Oilfield Products

DMC’s new Oilfield Products segment recorded second quarter sales of $7.9 million and operating income of $616,000. Second quarter adjusted EBITDA was $1.6 million.

AMK Welding

Second quarter sales at DMC’s AMK Welding segment increased 70% to $2.3 million from $1.3 million in the second quarter last year.  Operating income increased to $585,000 from $18,000 in the comparable year-ago quarter.  Adjusted EBITDA advanced to $693,000 from $81,000 in the same quarter last year.

Management Commentary

Yvon Cariou, president and CEO, said, “Second quarter sales exceeded our expectations thanks largely to a strong end-of-quarter performance at our Mt. Braddock, Penn. facility, where our production teams capitalized on late-quarter metal deliveries to process and ship several orders before the close of the fiscal period.”

“In spite of the challenges resulting from longer delivery lead times on carbon steel, our backlog and overall business remain strong and we are enjoying widespread demand for our products,” Cariou added.  “Our hot list remains very healthy and includes prospective projects that span the globe and involve nearly all of our traditional end markets.  While it now appears that order timing and metal supplies will impact our prior financial forecasts during the second half of the year, we see no signs that there has been a pullback in overall demand.  We therefore remain encouraged by our prospects for continued long-term growth.”

Rick Santa, senior vice president and chief financial officer, said that although year-to-date bookings have been strong, longer lead times on the delivery of carbon steel in the United States are expected to result in sales during the second half of 2008 that will be approximately 5% less than the first half of the year.  Sales in the third quarter are expected to be up to 20% less than second quarter sales, while fourth quarter sales are expected to be equal to or above those of the second quarter.  Gross margin in the third quarter is expected to be between 28% and 29% as a result of lower sales spread over a fixed manufacturing and overhead expense base.  Fourth quarter gross margin is expected to improve to levels comparable to those in the first and second quarters based upon anticipated fourth quarter sales that should approximate or exceed those of the second quarter.

As previously reported, full-year operating income will be impacted by approximately $7.7 million of amortization expense associated with the DYNAenergetics acquisition, while pre-tax income will be impacted by approximately $5.0 million of interest expense. Santa said that recent refinements to estimates of pre-tax earnings, as well as permanent differences between book and taxable income for the full-year 2008, have reduced DMC’s expected 2008 blended effective tax rate to a range of 32% to 33%.

Six-month Results

Sales through six months increased 80% to $121.6 million from $67.5 million in the comparable six-month period of 2007.  This year’s six-month sales results included a $31.7 million contribution from DYNAenergetics.  Gross margin was 30% versus 34% in the same period a year ago. Income from operations increased 20% to $19.5 million from $16.3 million in the comparable 2007 period.  Net income through six months was $11.5 million, or $0.91 per diluted share, up 9% from net income of $10.5 million, or $0.86 per diluted share, in the same period last year.  Adjusted EBITDA increased 59% to $28.3 million from $17.7 million in the first six months of fiscal 2007.

The Explosive Metalworking segment reported six-month sales of $104.6 million, up 62% from sales of $64.6 million in the first half of 2007. The explosive welding business of DYNAenergetics contributed $19.3 million to first half 2008 sales. Operating income increased 20% to $19.8 million from $16.6 million in the prior year’s six-month period.  Adjusted EBITDA increased 43% to $24.8 million from $17.3 million in the same period a year ago.

Six-month sales at DMC’s new Oilfield Products segment were $12.4 million.  Operating income for the period was $50,000 and adjusted EBITDA was $2.0 million.

AMK Welding recorded six-month sales of $4.6 million, up 56% from $2.9 million in the comparable year-ago period. Operating income increased 333% to $1.2 million from $282,000 in the prior-year period.  Adjusted EBITDA at the six-month mark was $1.4 million, an increase of 255% versus $405,000 in the same period a year ago.

Conference call information

Management will hold a conference call to discuss second quarter results today at 5:00 p.m. Eastern (3:00 p.m. Mountain).  Investors are invited to listen to the call live via the Internet at www.dynamicmaterials.com, or by dialing into the teleconference at 866-394-8610 (706-758-0876 for international callers) and entering the passcode 56630645.  Participants should access the website at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 30 days and a telephonic replay will be available through August 2, 2008, by calling 800-642-1687 (706-645-9291 for international callers) and entering the passcode 56630645.

Use of Non-GAAP Financial Measures

Non-GAAP results are presented only as a supplement to the financial statements based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader’s understanding of DMC’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided within the schedules attached to this release.

EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing DMC’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

Management uses these non-GAAP measures in its operational and financial decision-making, believing that it is useful to eliminate certain items in order to focus on what it deems to be a more reliable indicator of ongoing operating performance and the company’s ability to generate cash flow from operations. As a result, internal management reports used during monthly operating reviews feature the adjusted EBITDA. Management also believes that investors may find non-GAAP financial measures useful for the same reasons, although investors are cautioned that non-GAAP financial measures are not a substitute for GAAP disclosures. EBITDA and adjusted EBITDA are also used by research analysts, investment bankers and lenders to assess operating performance. For example, a measure similar to EBITDA is required by the lenders under DMC’s credit facility.

Because not all companies use identical calculations, DMC’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures. For example, a company with greater GAAP net income may not be as appealing to investors if its net income is more heavily comprised of gains on asset sales. Likewise, eliminating the effects of interest income and expense moderates the impact of a company’s capital structure on its performance.

All of the items included in the reconciliation from net income to EBITDA and adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles and stock-based compensation) or (ii) items that management does not consider to be useful in assessing DMC’s operating performance (e.g., income taxes and gain on sale of assets). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect DMC’ ability to generate free cash flow or invest in its business. For example, by adjusting for depreciation and amortization in computing EBITDA, users can compare operating performance without regard to different accounting determinations such as useful life. In the case of the other items, management believes that investors can better assess operating performance if the measures are presented without these items because their financial impact does not reflect ongoing operating performance.

About Dynamic Materials Corporation

Based in Boulder, Colorado, Dynamic Materials Corporation is a leading international metalworking company.  Its products, which are typically used in industrial capital projects, include explosion-welded clad metal plates and other metal fabrications for use in a variety of industries, including oil and gas, petrochemicals, alternative energy, hydrometallurgy, aluminum production, shipbuilding, power generation, industrial refrigeration and similar industries.  The Company operates three business segments: Explosive Metalworking, which uses proprietary explosive processes to fuse different metals and alloys; Oilfield Products, which manufactures, markets and sells specialized explosive components and systems used to perforate oil and gas wells; and AMK Welding, which utilizes various technologies to weld components for use in power-generation turbines, as well as commercial and military jet engines. For more information, visit the Company’s websites at http://www.dynamicmaterials.com and http://www.dynaenergetics.de.

Safe Harbor Language

Except for the historical information contained herein, this news release contains forward-looking statements, including our guidance for 2008 revenue, margins, income, expenses and tax rates, that involve risks and uncertainties.  These risks and uncertainties include, but are not limited to, the following: our ability to realize sales from our backlog; our ability to successfully integrate and operate the recently-acquired DYNAenergetics businesses; our ability to obtain new contracts at attractive prices; the size and timing of customer orders and shipments; fluctuations in customer demand; fluctuations in foreign currencies, changes to customer orders; the cyclicality of our business; competitive factors; the timely completion of contracts; the timing and size of expenditures; the timely receipt of government approvals and permits; the timing and price of metal and other raw material; the adequacy of local labor supplies at our facilities; current or future limits on manufacturing capacity at our various operations; the availability and cost of funds; and general economic conditions, both domestic and foreign, impacting our business and the business of the end-market users we serve; as well as the other risks detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2007.

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DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(Dollars in Thousands, Except Share Data)

(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
NET SALES	$63,183	$34,454	$121,576	$67,548
COST OF PRODUCTS SOLD	44,134	22,375	84,816	44,618
Gross profit	19,049	12,079	36,760	22,930
COSTS AND EXPENSES:
General and administrative expenses	3,815	1,854	6,933	3,516
Selling expenses	2,633	1,455	5,474	3,101
Amortization expense of purchased intangible assets	2,464	—	4,825	—
Total costs and expenses	8,912	3,309	17,232	6,617
INCOME FROM OPERATIONS	10,137	8,770	19,528	16,313
OTHER INCOME (EXPENSE):
Other income (expense)	189	(13)	41	(20)
Interest expense	(1,471)	—	(2,734)	—
Interest income	99	177	323	365
Equity in earnings of joint ventures	273	—	289	—
INCOME BEFORE INCOME TAXES	9,227	8,934	17,447	16,658
INCOME TAX PROVISION	3,017	3,275	5,989	6,116
NET INCOME	$6,210	$5,659	$11,458	$10,542
INCOME PER SHARE:
Basic	$0.50	$0.47	$0.92	$0.88
Diluted	$0.49	$0.46	$0.91	$0.86
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic	12,416,900	12,048,969	12,406,210	12,029,382
Diluted	12,566,726	12,239,256	12,569,983	12,232,569

ANNUAL DIVIDENDS DECLARED PER COMMON SHARE	$0.15	$0.15	$0.15	$0.15

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS

Cash and cash equivalents	$28,384	$9,045
Restricted cash	—	371
Accounts receivable, net	38,634	39,833
Inventories	38,864	41,628
Other current assets	4,958	3,853

Total current assets	110,840	94,730

Property, plant and equipment, net	38,331	35,446
Goodwill, net	49,092	45,862
Purchased intangible assets, net	61,431	61,914
Other long-term assets	3,390	2,947

Total assets	$263,084	$240,899

LIABILITIES AND STOCKHOLDERS’ EQUITY

Accounts payable	$18,352	$22,590
Dividend payable	1,894	—
Accrued income taxes	4,019	1,212
Other current liabilities	11,014	19,394
Lines of credit - current	8,602	7,587
Current portion of long-term debt	7,792	8,035

Total current liabilities	51,673	58,818

Lines of credit	10,427	—
Long-term debt	62,540	61,530
Deferred tax liabilities	20,075	20,604
Other long-term liabilities	1,592	1,668
Stockholders’ equity	116,777	98,279

Total liabilities and stockholders’ equity	$263,084	$240,899

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2008 AND 2007

(Dollars in Thousands)

(unaudited)

	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$11,458	$10,542
Adjustments to reconcile net income to net cash provided by (used in) operating activities -
Depreciation (including capital lease amortization)	2,354	910
Amortization of purchased intangible assets	4,825	—
Amortization of capitalized debt issuance costs	114	—
Stock-based compensation	1,543	519
Provision for deferred income taxes	(2,410)	(80)
Equity in earnings of joint ventures	(289)	—
Change in working capital, net	(5,782)	(14,503)

Net cash provided by (used in) operating activities	11,813	(2,612)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(4,203)	(4,977)
Change in other non-current assets	31	(13)

Net cash used in investing activities	(4,172)	(4,990)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings on lines of credit, net	12,081	—
Payments on long-term debt	(985)	(385)
Payments on capital lease obligations	(216)	—
Payment of deferred debt issuance costs	(140)	—
Net proceeds from issuance of common stock	240	382
Excess tax benefit related to stock options	132	—
Other cash flows from financing activities	33	10

Net cash provided by financing activities	11,145	7

EFFECTS OF EXCHANGE RATES ON CASH	553	83

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	19,339	(7,512)

CASH AND CASH EQUIVALENTS, beginning of the period	9,045	17,886

CASH AND CASH EQUIVALENTS, end of the period	$28,384	$10,374

DYNAMIC MATERIALS CORPORATION & SUBSIDIARIES

RECONCILIATIONS OF NON-GAAP FINANCIAL MEASUREMENTS TO MOST

DIRECTLY COMPARABLE GAAP FINANCIAL MEASUREMENTS

(Dollars in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Explosive Metalworking Group	$52,996	$33,119	$104,638	$64,614
Oilfield Products	7,922	—	12,373	—
AMK Welding	2,265	1,335	4,565	2,934
Net sales	$63,183	$34,454	$121,576	$67,548

Explosive Metalworking Group	$9,815	$9,047	$19,799	$16,550
Oilfield Products	616	—	50	—
AMK Welding	585	18	1,222	282
Unallocated Expenses	(879)	(295)	(1,543)	(519)
Income from operations	$10,137	$8,770	$19,528	$16,313

	For the three months ended June 30, 2008
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$9,815	$616	$585	$(879)	$10,137
Adjustments:
Stock-based compensation	—	—	—	879	879
Depreciation	936	197	108		1,241
Amortization of purchased intangibles	1,724	740	—	—	2,464
Adjusted EBITDA	$12,475	$1,553	$693	$—	$14,721

	For the three months ended June 30, 2007
	Explosive
	Metalworking	AMK	Unallocated
	Group	Welding	Expenses	Total
	(unaudited)

Income from operations	$9,047	$18	$(295)	$8,770
Adjustments:
Stock-based compensation	—	—	295	295
Depreciation	452	63	—	515
Adjusted EBITDA	$9,499	$81	$—	$9,580

	For the six months ended June 30, 2008
	Explosive
	Metalworking	Oilfield	AMK	Unallocated
	Group	Products	Welding	Expenses	Total
	(unaudited)

Income from operations	$19,799	$50	$1,222	$(1,543)	$19,528
Adjustments:
Stock-based compensation	—	—	—	1,543	1,543
Depreciation	1,668	470	216	—	2,354
Amortization of purchased intangibles	3,376	1,449	—	—	4,825
Adjusted EBITDA	$24,843	$1,969	$1,438	$—	$28,250

	For the six months ended June 30, 2007
	Explosive
	Metalworking	AMK	Unallocated
	Group	Welding	Expenses	Total
	(unaudited)

Income from operations	$16,550	$282	$(519)	$16,313
Adjustments:
Stock-based compensation	—	—	519	519
Depreciation	787	123	—	910
Adjusted EBITDA	$17,337	$405	$—	$17,742

	Three months ended		Six months ended
	June 30,		June 30,
	2008	2007	2008	2007
	(unaudited)		(unaudited)

Net income	$6,210	$5,659	$11,458	$10,542
Other (income) expense	(189)	13	(41)	20
Interest expense	1,471	—	2,734	—
Interest income	(99)	(177)	(323)	(365)
Equity in earnings of joint ventures	(273)	—	(289)	—
Provision for income taxes	3,017	3,275	5,989	6,116
Depreciation	1,241	515	2,354	910
Amortization of purchased intangible assets	2,464	—	4,825	—

EBITDA	13,842	9,285	26,707	17,223
Stock-based compensation	879	295	1,543	519
Adjusted EBITDA	$14,721	$9,580	$28,250	$17,742